Exhibit 99.1

Hyperscale Data Enters into Settlement Agreement that is Expected to Result in Defense Affiliate Gresham Worldwide Exiting Chapter 11 on or Before October 1, 2025; Updates 2025 Revenue Guidance to $125–$135 Million

Gresham Worldwide’s Emergence Expected to Add Approximately $40 Million in Annualized Revenue on a Pro Forma Basis

LAS VEGAS--(BUSINESS WIRE) – June 9, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced that the Company and Gresham Worldwide, Inc. (“Gresham Worldwide”), currently an affiliated defense business in which the Company holds a majority economic interest, have entered into a comprehensive settlement agreement (the “Settlement Agreement”) with Gresham Worldwide’s senior secured noteholders in its Chapter 11 bankruptcy proceedings. While the Settlement Agreement is subject to court approval, Gresham Worldwide is expected to emerge from bankruptcy as a subsidiary of the Company on or before October 1, 2025.

Upon Gresham Worldwide’s emergence from bankruptcy, Hyperscale Data expects to reconsolidate Gresham Worldwide’s financial results into its financial statements and anticipates that Gresham Worldwide will contribute up to an additional $10 million in consolidated revenue in the fourth quarter of 2025. If the reconsolidation of Gresham Worldwide had occurred on January 1, 2025, on a pro forma basis, a non-GAAP financial measure, this reconsolidation would have been expected to increase the Company’s annualized revenue for 2025 by approximately $40 million.

In connection with the anticipated reconsolidation, Hyperscale Data has raised its full-year 2025 GAAP basis revenue guidance to a range of $125 million to $135 million. The table below presents pro forma figures, which are not necessarily consistent with GAAP, that show the expected revenue run rate including an annualized contribution from Gresham Worldwide:

Revenue Guidance	Low End	High End
Previously issued guidance	$115,000,000	$125,000,000
Pro forma annualized contribution from Gresham Worldwide	40,000,000	40,000,000
Pro forma total revenue	$155,000,000	$165,000,000

“The settlement marks a turning point for Gresham Worldwide and reflects the hard work and collaboration of all parties involved,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “We expect Gresham Worldwide’s emergence from bankruptcy to create substantial value for Hyperscale Data through meaningful revenue contribution and operational momentum as we move forward. We look forward to supporting Gresham Worldwide’s long-term growth and success.”

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data expects to divest itself of ACG on or about December 31, 2025 (the “Divestiture”). Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support high-performance computing services, though it may at that time continue to mine Bitcoin. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235